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                                                                      Exhibit 11

                             SUMMIT TECHNOLOGY, INC.
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
              THREE MONTHS ENDED MARCH 31, 1998 AND MARCH 31, 1997



                                                            First Quarter
(in thousands, except per share amounts)                 1997           1996
-----------------------------------------------------------------------------

Net income (loss)                                          177        (1,400)
                                                       -------       -------

BASIC EARNINGS (LOSS) PER SHARE:
--------------------------------

Weighted average common shares outstanding              31,082        31,020
                                                       -------       -------


Net income (loss) per share                            $   .01       $ (.05)
                                                       -------       -------

DILUTED EARNINGS (LOSS) PER SHARE:
----------------------------------

Weighted average common shares outstanding              31,082        31,020
Weighted average stock options outstanding                  14           180
                                                       -------       -------
Total weighted average common shares outstanding        31,097        31,200
                                                       -------       -------

Net income (loss) per share                            $   .01       $  (.04)(A)
                                                       -------       -------



(A) This computation is submitted as an exhibit to the Company's Form 10-Q in accordance with Regulation S-K Item 601(b) (11), although presenting the computation is not in accordance with Statement of Financial Accounting Standards No. 128, Earnings per Share, because the computation produces an antidilutive result.




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